EXHIBIT 107
Calculation of Filing Fee Tables
F-3
(Form Type)
HSBC Holdings plc
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to Be Paid	Other	7.050% Perpetual Subordinated Contingent Convertible Securities (Callable During Any Optional Redemption Period)	457(r)	$2,000,000,000	100%	$2,000,000,000	0.00015310	$306,200

	Total Offering Amounts					$2,000,000,000		$306,200

	Total Fees Previously Paid							—

	Total Fee Due							$306,200
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering of $2,000,000,000 aggregate principal amount of 7.050% Perpetual Subordinated Contingent Convertible Securities (Callable During Any Optional Redemption Period).